 Exhibit 4.10

FIRST AMENDMENT TO THE

TUCSON ELECTRIC POWER COMPANY

401(k) PLAN

Tucson Electric Power Company (the “Company”) maintains the Tucson Electric Power Company 401(k) Plan (the “Plan”). The Plan was most recently amended and restated in its entirety effective as of January 1, 2022. By this instrument, the Company intends to amend the Plan as set forth below.

1.              Except as provided otherwise below, this First Amendment shall be effective as of January 1, 2025.

2.             This First Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended by this First Amendment shall continue in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this First Amendment.

3.             Section 1.2(a) (Definitions – “Account” or “Accounts”) of the Plan is hereby amended and restated to read as follows:

(a)            “Account” or “Accounts” shall mean a Participant’s Before-Tax Compensation Deferral Contributions Account, Roth Compensation Deferral Contributions Account, Company Matching Contributions Account, Company Non-Elective Contributions Account, Rollover Account and any other accounts maintained on behalf of the Participant pursuant to Section 4.1 (Establishment of Accounts).

4.             Section 1.2(m)(3) (Definitions – “Compensation”) of the Plan is hereby amended and restated to read as follows:

(3)            For all other purposes under this Plan (including, without limitation, for purposes of Section 3.1 (Company Contributions)), Compensation as described in clause (2) above including differential wage payments as defined in clause (1) above but excluding (i) any Compensation paid in the form of a bonus, and (ii) any amount of Compensation otherwise includible in Compensation for clause (2) purposes but paid before the Eligible Employee became a Participant or paid by a person (for example, and without limitation, an insurer) other than the Company or a Related Company.

5.             Effective January 1, 2024, Section 1.2(x) (Definitions – “Eligible Employee”) of the Plan is hereby amended by adding the following paragraphs to the end thereof:

Notwithstanding the foregoing, effective for Plan Years beginning after December 31, 2023, an individual who is employed by the Company or a Related Company as a student intern may nevertheless be considered an “Eligible Employee” if:

(1)            the individual is otherwise considered an “Eligible Employee” pursuant to this Section 1.2(x); and

(2)            the individual either (a) has completed 1,000 hours of service with the Company or a Related Company during a 12-month period commencing on the date an Employee first completes one (1) hour of service with the Company or Related Company (and each annual anniversary thereof), or (b) is considered a “long-term, part-time employee” pursuant to Treasury Regulations issued pursuant to Section 401(k) of the Code.

A student intern who satisfies these requirements shall only be eligible to participate in the Compensation Deferral Contributions and the Company Matching Contributions portion of the Plan. A student intern shall be ineligible for the Company Non-Elective Contributions portion of the Plan.

Effective for Plan Years beginning after December 31, 2023, an individual shall be considered a “long-term, part-time employee” if the individual is credited with more than 500 hours of service with the Company or a Related Company during three consecutive 12-month periods commencing on the date an Employee first completes one (1) hour of service with the Company or a Related Company (and each annual anniversary thereof), counting only those 12-month periods commencing on or after January 1, 2021. Effective for Plan Years beginning after December 31, 2024, an individual shall be considered a “long-term, part-time employee” if the individual is credited with more than 500 hours of service with the Company or a Related Company during two consecutive 12-month periods commencing on the date an Employee first completes one (1) hour of service with the Company or a Related Company (and each annual anniversary thereof), counting only those 12-month periods commencing on or after January 1, 2023.

6.             Section 1.2 (Definitions) of the Plan is hereby amended by adding the following new paragraphs to the end thereof:

(aaa)        “Company Non-Elective Contributions” shall mean the contributions made by the Company under Section 3.1(d) (Company Contributions – Company Non-Elective Contributions) for certain eligible Participants.

(bbb)       “Company Non-Elective Contributions Account” of a Participant shall mean the account established for each eligible Participant in accordance with Section 4.1 (Establishment of Accounts) which is comprised of Company Non-Elective Contributions (adjusted for earnings and losses thereon) less any withdrawals and distributions hereunder.

7.             The first sentence of Section 2.5 (Employee Transfers) of the Plan is hereby amended and restated to read as follows:

A Participant who ceases to be an Eligible Employee, but continues to be employed by the Company (an “Inactive Participant”), is not eligible to make Compensation Deferral Contributions (or have Default Compensation Deferral Contributions made on his behalf) from Compensation earned after the date he ceases to be an Eligible Employee (unless and until he again meets the Plan’s eligibility requirements), nor is he eligible to share in any Company Matching Contributions or Company Non-Elective Contributions with respect to such Compensation.

8.             Section 3.1(b) (Company Contributions – Company Matching Contributions) of the Plan is hereby amended by adding the following paragraph to the end thereof:

As of January 1, 2025, the Board of Directors has established the following formula for Company Matching Contributions: (1) for eligible Participants who are employed by UNS Gas, Inc. and covered by a collective bargaining agreement between the Company and I.B.E.W. Local 1116, an amount equal to 50% of the Participant’s Compensation Deferral Contributions, up to a maximum of the first 6% of the Participant’s eligible Compensation; and (2) for all other eligible Participants, an amount equal to 100% of the Participant’s Compensation Deferral Contributions, up to a maximum of the first 4.5% of the Participant’s eligible Compensation. For the avoidance of doubt, pursuant to the preceding paragraph, the Board of Directors has discretion to change the formula, which the Board of Directors may do from time-to-time without amending the Plan.

9.             Section 3.1 (Company Contributions) of the Plan is hereby amended by adding the following new paragraph (d) to the end thereof:

(d)            Company Non-Elective Contributions. The Company shall contribute Company Non-Elective Contributions to the Plan, in an amount described in this Section 3.1(d), for each Participant who: (1) is first hired or is rehired by the Company or a Related Company on or after January 1, 2025; (2) is not accruing a benefit under a defined benefit plan sponsored by the Company or a Related Company; (3) is not employed by Tucson Electric Power Company or UNS Gas, Inc. and covered by a collective bargaining agreement between the Company and I.B.E.W. Local 1116; and (4) is not classified by the Company as a student intern. Any such eligible Participant will become eligible to receive Company Non-Elective Contributions effective as of the first day of the second pay period following the eligible Participant’s hire date. The amount of any such Company Non-Elective Contribution shall equal 6% of the eligible Participant’s Compensation. A Participant’s Company Non-Elective Contributions shall, in all cases, be subject to the limitations of Article III (Company Contributions and Rollover Accounts).

10.           The last two sentences of Section 3.2 (Payment) of the Plan are hereby amended and restated to read as follows:

Company Matching Contributions and Company Non-Elective Contributions for a Plan Year shall be made on or before the due date (including extensions) for the federal income tax return for the taxable year coinciding with such Plan Year. Compensation Deferral Contributions, Company Matching Contributions, and Company Non-Elective Contributions shall be invested in the Fund selected by the Participant, pursuant to Section 2.4(d) (Enrollment Election – Investment Elections) above.

11.           Section 4.1 (Establishment of Accounts) of the Plan is hereby amended and restated to read as follows:

4.1            ESTABLISHMENT OF ACCOUNTS.

The Committee shall open for each Participant a separate Before-Tax Compensation Deferral Contributions Account, Roth Compensation Deferral Contributions Account, Company Matching Contributions Account, and Company Non-Elective Contributions Account. The Participant’s Before-Tax Compensation Deferral Contributions Account, Roth Compensation Deferral Contributions Account, Company Matching Contributions Account, and Company Non-Elective Contributions Account shall be credited with Before-Tax Compensation Deferral Contributions, Roth Compensation Deferral Contributions, Company Matching Contributions, and Company Non-Elective Contributions, respectively, pursuant to Section 3.1 (Company Contributions). The Committee also may establish such additional accounts and sub-accounts as are necessary or appropriate to reflect other amounts contributed to the Plan and/or transferred to the Plan from other plans. In addition, such Accounts will be appropriately credited with such Account’s share of the earnings or losses of the Fund into which it is contributed.

12.           Section 4.2(d)(1) (Investment Funds; Accounts in General) of the Plan is hereby amended and restated to read as follows:

(1)            A Participant may not direct that more than 20% of his or her Compensation Deferral Contributions, Company Matching Contributions, and/or Company Non-Elective Contributions be invested in the Fortis Inc. Stock Fund. An Insider is prohibited from directing any amount of his or her Compensation Deferral Contributions, Company Matching Contributions, and/or Company Non-Elective Contributions into the Fortis Inc. Stock Fund; however, an Insider may direct the transfer of amounts from a Fund into the Fortis Inc. Stock Fund in accordance with paragraph (2) and in accordance with the insider trading policy.

13.          The second sentence of Section 4.2(d)(3) (Investment Funds; Accounts in General) of the Plan is hereby amended and restated to read as follows:

Pursuant to paragraph (1) above, the Participant (other than an Insider) may not invest more than 20% of future Compensation Deferral Contributions, Company Matching Contributions, and/or Company Non-Elective Contributions in the Fortis Inc. Stock Fund.

14.           Section 5.2(b) (Withdrawals from the Plan – Withdrawal at Age 59½) of the Plan is hereby amended and restated to read as follows:

(b)             Withdrawal at Age 59½. A Participant may withdraw all or any portion of the Participant’s Before-Tax Compensation Deferral Contributions Account, Roth Compensation Deferral Contributions Account, Company Matching Contributions Account, or Company Non-Elective Contributions Account once each Plan Year beginning with the earlier of (1) the Plan Year in which the Participant attains age 59½ or (2) effective August 5, 2002, the Participant’s Break in Employment, provided that the Participant is not an Employee.

15.           The first sentence of Section 5.3(a)(1) (Distribution of Benefits – Break in Employment – Time of Distribution of Benefits) of the Plan is hereby amended and restated to read as follows:

Such distribution shall occur as soon as administratively practicable following the Participant’s Break in Employment, but not until after the last Company Matching Contribution and Company Non-Elective Contribution have been contributed on behalf of such Participant in accordance with Section 3.2 (Payment).

16.           The last sentence of Section 5.6(c)(2) (Loans to Participants – Additional Requirements – Default) of the Plan is hereby amended and restated to read as follows:

Notwithstanding the above, if the Participant fails for whatever reason to repay the full amount of the loan, including interest by the time set forth in the promissory note executed by the Participant in connection with the loan, the Committee may (i) immediately reduce the value of the Participant’s vested Accounts (other than the Participant’s Before-Tax Compensation Deferral Contributions Account, Roth Compensation Deferral Contributions Account, Company Non-Elective Contributions Account, and, as to Company Matching Contributions made after December 31, 2002 and earnings thereon, Company Matching Contributions Account) by the amount of unpaid principal and interest and/or (ii) at such time as a distribution is to be made with respect to the Participant’s Accounts reduce such distribution by the amount of the remaining unpaid principal and interest.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized representative on this ____ day of December, 2024.

TUCSON ELECTRIC POWER COMPANY

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